Exhibit 99.1
FOR IMMEDIATE RELEASE
Kaiser Aluminum to Hold Investor Meeting on March 12, 2008 in New York City
FOOTHILL RANCH, Calif. — February 8, 2008 — Kaiser Aluminum Corporation (NASDAQ: KALU), a leading producer of fabricated aluminum products, today announced that it will host a half-day Investor Meeting in New York City on March 12, 2008.
The meeting will feature Jack A. Hockema, chairman, president and CEO of Kaiser Aluminum, and key members of the company’s senior management team as they highlight key aspects of the company’s financial, operational and growth strategies.
Interested parties are welcome to view a live Webcast of the event beginning at 8:30 a.m. EST by visiting http://investors.kaiseraluminum.com/events.cfm. An archive of the presentation will be available thereafter at the same location until April 12, 2008.
Kaiser Aluminum, headquartered in Foothill Ranch, Calif., is a leading producer of fabricated aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, general engineering, and automotive and custom industrial applications. The company’s 11 plants in North America annually produce more than 500 million pounds of value-added sheet, plate, extrusions, forgings, rod, bar and tube products, adhering to traditions of quality, innovation and service that have been key components of our culture since the company was founded in 1946. The company’s stock is included in the Russell 2000® index. For more information, please visit www.kaiseraluminum.com.
F-1086
Investor Relations Contacts:
Joe Bellino
Dan Rinkenberger
Kaiser Aluminum
(949) 614-1740
Public Relations Contact:
Geoff Mordock
Fleishman-Hillard
(213) 489-8271